FFOR IMMEDIATE RELEASE

WireCo WorldGroup Appoints Christopher Ayers President and Chief Executive Officer

Kansas City, MO - May 15, 2013 - WireCo WorldGroup, one of the world's largest manufacturers of steel and synthetic lifting products, today announced the appointment of Christopher L. Ayers as President and Chief Executive Officer, effective July 7, 2013. Mr. Ayers will replace interim CEO Stephan Kessel, who has served since April 2013.

Mr. Ayers previously served as Executive Vice President, President of Global Primary Products at Alcoa, where he oversaw the Company's aluminum and alumina businesses, with more than 20,000 employees and 39 facilities worldwide, and $10.5 billion in 2012 revenue. Prior to joining Alcoa, he was President of the PCC Forgings Division of Precision Castparts Corporation.  When Mr. Ayers led PCC Forgings, the business had $3.5 billion in revenue and 5,500 employees in facilities located in North America, Europe, UK, and Australia.  He was also President of Wyman Gordon Forgings from 2004-2006.

“After a thorough search, we are confident that we have selected the best candidate to lead WireCo,” said John J. Anton, Chairman of WireCo. “Chris has had a solid track record of success in achieving operational excellence and financial performance. His appointment represents a natural step in the evolution of WireCo as we seek to enhance the Company's global manufacturing footprint and comprehensive product portfolio to service diverse end markets. Given Chris's significant leadership skills and relevant industry experience, we believe he is the ideal choice to drive improvements in the business and further develop our brand while delivering a consistently superior customer experience for all existing and prospective customers.”

“This is an exciting challenge and I look forward to helping WireCo realize its full potential,” Ayers said. “WireCo is known globally for its industry leadership and exceptional technical expertise, and I believe the Company has significant untapped potential. I'm confident that WireCo, with its outstanding portfolio of products and brands, is well positioned to drive growth and enhance value for its shareholders. I'm excited to work with WireCo's management team and employees to service our valued customers, generate growth and build a stronger future for the Company.”

About WireCo WorldGroup
WireCo® WorldGroup's products are recognized throughout the world and used in a wide range of market applications. WireCo® WorldGroup employs approximately 4,000 people and is headquartered in Kansas City, Missouri, with manufacturing plants, distribution facilities and research and development centers around the world.

For more information: www.wirecoworldgroup.com.